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                                                                   EXHIBIT 10.42

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                              AND RELEASE OF CLAIMS

         This Amendment to Employment Agreement and Release of Claims ("Agreement") is made by and between CRITICAL PATH, INC. (the "Company"), and Bernard Harguindeguy ("Employee") (collectively referred to herein as the "Parties") and dated as of May 16, 2003.

         WHEREAS, Employee has been employed by the Company pursuant to an Employment Agreement by and between the Parties dated as of January 14, 2002 ("Employment Agreement");

         WHEREAS, Employee and Company hereby agree to terminate certain terms and conditions of such Employment Agreement, and amend and replace in its entirety that certain Employment Agreement; and

         WHEREAS, Employee and Company hereby agree to the terms and conditions of a modified employment relationship going forward;

         NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Modification of Employment. Employee's full-time employment as Executive Vice President and Chief Marketing Officer, including all payment of regular base salary and eligibility for bonuses, will terminate as of May 16, 2003 ("Effective Date"), and the Employment Agreement shall thereafter be null and void and have no further force and effect, except as specifically contemplated and described herein. As of the Effective Date, Employee's services to the Company shall continue as General Manager, Identity Management, reporting to Bill McGlashan. As of the Effective Date, Employee shall provide services in this capacity and shall be compensated in accordance with a new Compensation Plan ("Plan"), as mutually identified, agreed and determined by the Parties, no later than June 20, 2003. Such Plan shall be appended to this Agreement in the form of EXHIBIT A hereto, as soon as such Plan is finalized and shall thereafter be incorporated by reference and form a part of this Agreement. The failure for any reason to finalize the plan shall not affect any provision of this Agreement or the validity of any release given hereunder.. Employee shall continue to be covered by all employee health and welfare benefit plans pursuant to the terms and conditions of the Employment Agreement other than Paid Time Off which ceased accruing as of January 2003. Employee's right to continued indemnification under the Employment Agreement shall terminate as of the Effective Date.

2. Consideration. Upon the Effective Date, the Company agrees to pay Employee three-hundred thousand dollars and zero cents ($300,000.00), which equals twelve (12) month's salary at the Employee's then current base salary and will be paid less all the

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applicable withholdings, in accordance with the Company's standard payroll practices (the "Employment Agreement Amount").

3. Vesting of Stock Options. As of the Effective Date, you shall continue to vest in all previously granted options to purchase shares of Company common stock in accordance with the applicable vesting schedules found in each Stock Option Agreement and as provided in the Employment Agreement. Nothing in this Agreement is intended to otherwise supersede or modify the terms and conditions of the Company's Stock Option Plans or any agreements issued in connection with those plans including any provision contained in any agreement (including the Employment Agreement) for accelerated vesting and/or any change of control arrangement.

4. Benefits. Employee shall continue to receive all applicable health and welfare benefit plans as previously provided. Nothing in this Agreement is intended to supercede or modify the terms and conditions of the Company's health benefits plans. The other benefits provided for under the Employment Agreement which shall continue under this Agreement shall include reimbursement for amounts used for the lease of an automobile, parking and commute fuel expenses.

5. Payment of Salary. On the Effective Date, Company shall pay Employee for final earned but unpaid salary through the Effective Date. Company will continue to reimburse Employee for approved business related expenses incurred in accordance with the current Company travel and expense policies applicable to Employee and properly submitted. In addition, Company shall pay Employee any salary, variable compensation or other amounts as agreed in the Plan. However, if the Plan is not agreed upon, Employee shall have no claim for salary, wages or any other amounts due other than as expressly set forth in this Agreement.

6.       Release of Claims.

         a. Civil Code Section 1542. In connection with all releases given under this Agreement ("Release"), Employee expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any other equivalent statute. California Civil Code Section 1542 (or similar state statutes), provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO
                  CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR
                  SUSPECT TO EXIST IN HIS FAVOR AT THE TIME
                  OF EXECUTING THE RELEASE, WHICH IF KNOWN
                  BY HIM MUST HAVE MATERIALLY AFFECTED HIS
                  SETTLEMENT WITH THE DEBTOR.

Without limiting the generality of the foregoing, Employee fully understands that if any fact, with respect to any matter, covered by this Release is found hereafter to be other

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than or different from the facts now believed by him to be true, he expressly agrees that this Release shall be and remain effective, notwithstanding such difference in the facts.

         b. Release. Employee agrees that the Employment Agreement Amount represents adequate consideration for the purpose of this Release and such Employment Agreement Amount constitutes settlement in full of all outstanding obligations owed to Employee by the Company under the Employment Agreement. Except for the promises or obligations made or undertaken in this Agreement and in exchange for the payments and other consideration provided hereunder, Employee, on behalf of himself, and his respective heirs, family members, executors, and assigns, hereby fully and forever releases, acquits, and discharges the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he or she may possess arising from any omissions, acts or facts that have occurred up until the Effective Date, including, without limitation, any and all claims relating to or arising from Employee's employment relationship with the Company and the termination or modification of that relationship; any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for rights of rescission, personal tax liabilities, fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; any and all claims for wrongful discharge of employment, wages or other compensation, including but not limited to bonuses and commissions; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; discrimination, disability discrimination; violation of public policy; retaliation; harassment; any tort claims, including wrongful discharge, assault; battery; harassment; invasion of privacy; false imprisonment; and conversion; any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq., and all as may be amended from time to time; any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and any and all claims for attorneys' fees and costs. This release extends to any and all administrative or criminal charges whether before the Division of Labor Standards, Equal Employment Opportunity Commission or the Department of Fair Employment and Housing or any other court or agency to which Employee currently is or shall later become a party. Should Employee ever become a party to any such proceeding, he shall immediately ask any such administrative agency or court to withdraw any such charge as to him.

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         The parties acknowledge and agree that all potential or actual disputes between them with respect to the Employment Agreement have been fully and finally settled to their complete satisfaction, leaving no disputes, controversies, claims or grievances of any kind between them. The parties therefore covenant and agree that, except as may be compelled by legal process, they will not raise or in any way pursue any claims which are being released and discharged in this Agreement in any forum of any kind, including, without limitation, the federal, state or local courts, or federal, state or local agencies or offices of any kind, be they administrative, regulatory, judicial, quasi-judicial, or otherwise. The parties further agree that, except as compelled by legal process, they will not aid, assist, abet or in any way encourage any third party to in any way pursue any claims which are being released and discharged in this Agreement. Except pursuant to formal process with appropriate prior notice to Company's counsel, the parties further agree that they will not provide documents, information or testimony to any prospective or actual claimant against one another. The Parties represent and warrant that they have not, to date, discussed with any third party the possibility of that third party pursuing claims against the other party; that they have not encouraged any such pursuit of claims. If either Party at any time commences or in any manner seeks relief against any of the other Party through any suit or other legal proceeding, then that Party shall pay in addition to any other damages caused thereby, all attorneys' fees and costs incurred by the other Party in defending or otherwise responding to said suit or proceeding.

         Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Employee understands and agrees that this Release extinguishes all claims by the Employee as of the Effective Date whether known or unknown and foreseen or unforeseen.

         c. Acknowledgment of Waiver of Claims under ADEA. To the extent applicable, Employee further acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. To the extent the ADEA is applicable to Employee, Employee further acknowledges that he or she has been advised by this writing, as required by the ADEA, that (a) he or she has the right to and should consult with an attorney prior to executing this Agreement (although he or she may execute this Agreement voluntarily earlier);
(b) he or she has at least forty-five (45) days within which to consider this Agreement; (c) Employee has been advised that a roster of all individuals affected by the current reduction in force plan of the Company is immediately available to Employee upon request from the Human Resources department; (d) he or she has seven (7) days following the execution of this Agreement to revoke the Agreement by sending a written notice to the Company to the attention of General Counsel, Critical Path, Inc., 350 The Embarcadero, 6th Floor, San Francisco, California 94105-1204; and (e) this Agreement shall not be effective until the revocation period has expired, which shall be the eighth day after it is signed by Employee and Company.

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7.       Confidentiality. Employee understands and agrees that because of his former senior executive level position with the Company, comments by him concerning the Company, its plans, prospects, its personnel or any other aspect of the Company's past or future performance could be understood as being based on substantial information not available to the public. Accordingly, Employee agrees to continue to remain in compliance with all terms and conditions of all Confidentiality Agreements (as defined in Section 8) executed by Employee and not to otherwise comment on such aspects of the Company after the Effective Date. In addition, the terms of this Agreement are highly confidential and the Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information, except where such disclosure is required by law and as required the by the regulations promulgated under the Securities and Exchange Act of 1934, as amended. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

8. Proprietary Information and Inventions Agreement and/or Non-Disclosure Agreement. Employee acknowledges and is reminded of, and affirms his agreement to abide by, the terms and conditions of a previously executed Proprietary Information and Inventions Agreement and/or a Non-Disclosure Agreement (together the "Confidentiality Agreement") between the Parties. Employee further agrees and understands that he may not disclose to any person or entity any confidential information in violation of the Confidentiality Agreement, whether directly or indirectly, or use or misuse such information in any way. A copy of this Confidentiality Agreement shall be made available to Employee upon request.

9. Insider Trading. Employee acknowledges that Employee may continue to be considered an "Affiliate" of the Company as such meaning is defined under the U.S. Securities and Exchange Act of 1934, as amended, for a certain period after the Effective Date and that such Employee's trading activities and conduct will continue to be governed by the terms of the Company Insider Trading Policy.

10.      Intentionally Deleted.

11. Arbitration. The Parties agree that any and all future disputes or claims arising out of the terms of this Agreement, their interpretation, its breach, and any of the matters herein released, shall be subject to binding arbitration in San Francisco County, California, before the American Arbitration Association under its Employment Dispute Resolution Rules. In addition to arbitration, the Company is entitled to enforce the terms of this Agreement by seeking injunctive relief in any court of competent jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive

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relief in any court of competent jurisdiction to enforce the arbitration award.
The Company shall bear the costs of the arbitration except that Employee may be required to pay costs to the same extent as in a civil action filed in the State of California, unless the arbitrator orders otherwise. Parties agree that the prevailing party in any claim for injunctive relief shall pay each of their own attorney's fees and costs.

12. Non-Disparagement. Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other. Employee agrees that he or she will refrain from disparaging the Company's business and any and all of its past or present officers, director or other employees.

13. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he or she has the capacity to act on his or her own behalf and on behalf of all who might claim through him or her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

14. No Representations. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. Such provision shall be modified by the court so as to be rendered enforceable insofar as possible consistent with the intent of the Parties to all remaining portions of the Agreement.

16. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment with and separation from the Company, and supersedes and replaces any and all prior agreements and understandings, whether oral or written, concerning Employee's relationship with the Company and his or her compensation by the Company, except for (i) the Confidentiality Agreement (as defined herein), (ii) any prior agreement or understanding to indemnify Employee as against third party claims which may arise in connection with Employee's service as an executive officer, including but not limited to employee's Indemnification Agreement and (iii) employee's stock option agreements and the provisions of any other agreement related to such stock option agreements. Parole evidence shall be inadmissible to show agreement by and between the Parties as to any term or condition contrary to or in addition to the terms and conditions hereof, including without limitation any intermediate drafts of this Agreement. Any and all such prior agreements and understandings with respect to the subject matter herein, including agreements for compensation, including bonuses and commissions, are also hereby terminated and of no further force and effect, and Employee hereby expressly disclaims

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any and all rights in connection with any previous agreements, if any, whether oral or written.

17. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer or Chief Financial Officer of the Company.

18. Governing Law. This Agreement shall be governed by the laws of the State of California. Both Parties submit to jurisdiction in California and further agree that any cause of action arising under this Agreement shall be brought before an arbitrator in a court in San Francisco County, California.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. Employee acknowledges that: (a) he or she has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his or her own choice or that he or she has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement and of the releases it contains; (d) is fully aware of the legal and binding effect of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth on the first page of this Agreement.

Dated: As of May 16, 2003           By /s/ Paul H. Bartlett
                                      ------------------------------------
                                      Name:  Paul H. Bartlett
                                      Title: Chief Financial Officer & EVP of
                                             Corporate Development

Dated: As of May 16, 2003           By /s/ Bernard Harguindeguy
                                      ------------------------------------
                                           Bernard Harguindeguy